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                                                                      EXHIBIT 12


                  THE WILLIAMS COMPANIES, INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                              (Dollars in millions)

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


                                                             Years Ended December 31,
                                           ----------------------------------------------------------
                                             1998          1997       1996        1995        1994
                                           ---------    ---------   ---------   ---------   ---------
Earnings:
   Income from continuing operations
      before extraordinary loss and
        income taxes                       $   257.0    $   704.9   $   758.4   $   505.0   $   325.9
   Add:
      Interest expense--net                    484.5        440.6       410.5       321.8       193.3
      Rental expense representative
         of interest factor                     49.1         39.5        32.8        32.5        15.3
      Preferred dividends of
         subsidiaries                           --           --          --           3.7        --
      Interest accrued--50% owned
         company                                 6.2         --           1.3        30.7        31.7
      Minority interest in (income) loss
         of consolidated subsidiaries           (9.6)        18.2         1.4        12.3         1.6
      Other                                     22.4          3.2         6.3         8.0         4.5
                                           ---------    ---------   ---------   ---------   ---------

         Total earnings as adjusted
            plus fixed charges             $   809.6    $ 1,206.4   $ 1,210.7   $   914.0   $   572.3
                                           =========    =========   =========   =========   =========

Combined fixed charges and preferred
  stock dividend requirements:
      Interest expense--net                $   484.5    $   440.6   $   410.5   $   321.8   $   193.3
      Capitalized interest                      30.6         23.3         8.2        16.2         6.0
      Rental expense representative
         of interest factor                     49.1         39.5        32.8        32.5        15.3
      Pretax effect of dividends on
         preferred stock of the Company         12.4         16.1        16.2        18.0        13.1
      Pretax effect of dividends on
         preferred stock of subsidiaries        --           --          --           5.8        --
      Interest accrued--50% owned
         company                                 6.2         --           1.3        30.7        31.7
                                           ---------    ---------   ---------   ---------   ---------

            Combined fixed charges and
              preferred stock dividend
              requirements                 $   582.8    $   519.5   $   469.0   $   425.0   $   259.4
                                           =========    =========   =========   =========   =========

Ratio of earnings to combined
  fixed charges and preferred
  stock dividend requirements                   1.39         2.32        2.58        2.15        2.21
                                           =========    =========   =========   =========   =========
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